Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-278400

PROSPECTUS Supplement No. 2

(to the prospectus dated May 22, 2024)

CRITICAL METALS CORP.

Primary Offering of
7,750,000 Ordinary Shares issuable upon exercise of warrants

Secondary Offering of
100,312,567 Ordinary Shares

This prospectus supplement No. 2 (this “Supplement”) supplements, updates and amends the information contained in the prospectus dated May 22, 2024 (the “Prospectus”) relating to the issuance of ordinary shares, par value $0.001 per share (“Ordinary Shares”), of Critical Metals Corp. (the “Company”) upon the exercise of the public warrants of the Company (the “Public Warrants”) and the resale from time to time of Ordinary Shares by the selling securityholders (including their donees, pledgees, transferees or other successors-in-interest) named in the Prospectus. This Supplement updates and supplements the Prospectus.

This Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in the Company’s Report of Foreign Private Issuer filed with the Securities and Exchange Commission on June 17, 2024 (the “Form 6-K”).  Accordingly, we have attached the Form 6-K to this Supplement. You should read this Supplement in conjunction with the Prospectus. This Supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto. This Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Supplement have the meanings given to them in the Prospectus.

Our Ordinary Shares and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “CRML” and “CRMLW,” respectively. On June 24, 2024, the closing prices for our Ordinary Shares and Public Warrants on Nasdaq were $11.49 per share and $0.25 per warrant, respectively.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 22 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OURSECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 25, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2024

Commission File Number: 001-41973

Critical Metals Corp.

(Exact name of registrant as specified in its charter)

c/o Maples Corporate Services (BVI) Limited

Kingston Chambers, PO Box 173, Road Town

Tortola, British Virgin Islands

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒     Form 40-F ☐

EXPLANATORY NOTE

As previously disclosed, Critical Metals Corp. (the “Company”) entered into that certain Subscription Agreement, dated as of February 8, 2024, by and between the Company, Sizzle Acquisition Corp., VO Sponsor, LLC and certain funds affiliated with Empery Asset Management, LP (the “Empery Funds”) (the “Subscription Agreement”), under which the Empery Funds received warrants (the “Preexisting Warrants”) exercisable for 1,000,000 ordinary shares of the Company, par value $0.001 per share (“Ordinary Shares”). The Preexisting Warrants have an exercise price of $10.00 per share.

On June 16, 2024, the Empery Funds elected to partially exercise the Preexisting Warrants for 600,000 Ordinary Shares. The Company will receive $6,000,000 in gross proceeds as a result of the Empery Funds’ partial exercise of the Preexisting Warrants. The Company expects to use a portion of the proceeds to complete the $5,000,000 cash payment due Rimbal Pty Ltd. to acquire a 5.55% interest in the Tanbreez Green Rare Earth Mine. Such acquisition is described further in the Company’s Report of Foreign Private Issuer on Form 6-K, filed with the U.S. Securities and Exchange Commission on June 10, 2024.

In addition, on June 16, 2024, the Company issued new warrants to the Empery Funds that are exercisable for 1,000,000 Ordinary Shares (the “New Warrants”). The New Warrants will have an exercise price of $11.45 per share and will expire on June 18, 2029. The form of New Warrants is furnished as Exhibit 99.1 to this Report of Foreign Private Issuer on Form 6-K.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Form of New Warrant Agreement between Critical Metals Corp. and the Empery Funds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Critical Metals Corp.

By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Chief Executive Officer and Executive Chairman

Date: June 17, 2024

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